Exhibit 5.4

Level 31, Vero Centre

48 Shortland Street

Auckland, New Zealand

PO Box 1509

Auckland 1140

P +64 9 307 2172

W ellisgould.co.nz

6 August 2026

Americold Realty Trust, Inc. & Americold Realty Operating Partnership, L.P.

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, GA 30328

United States of America

ICECAP PROPERTIES NZ LIMITED – NEW ZEALAND LEGAL OPINION

1	BACKGROUND

1.1	We are the New Zealand legal advisors to Icecap Properties NZ Limited (“Icecap NZ”). Icecap NZ is ultimately wholly owned by Americold Realty Trust, Inc. (“ART”).

1.2

ART, the general partner of Americold Realty Operating Partnership, L.P. (“AROPLP”) and certain other subsidiaries of ART, including Icecap NZ, propose to file a registration statement on Form S-3ASR (the “Registration Statement”) with the U.S. Securities and Exchange Commission, relating to, among other things, the offer, issuance and sale, on a delayed or continuous basis, from time to time and in one or more offerings, debt securities of AROPLP (the “Debt Securities”), which may be fully and unconditionally guaranteed (the “Guarantee”) by ART and certain subsidiaries of AROPLP, including Icecap NZ.

1.3	A legal opinion has been sought from us as to the matters in paragraph 4.1 of this letter.

2	DOCUMENTS

2.1	In connection with this opinion, we have examined and relied upon (without further inquiry):

(a)

An online search of Icecap NZ’s public records dated 5 August 2026 (NZT) on the register of companies maintained by the New Zealand Registrar of Companies (“Companies Register”) (including the Certificate of Incorporation and the Constitution of Icecap NZ dated 6 March 2013 (and its subsequent amendment));

(b)	An online search of the High Court of Auckland current cases list dated 5 August 2026 (NZT);

(c)	An online search of the Personal Property Securities Register in respect of Icecap NZ dated 5 August 2026 (NZT);

(d)	An online search of Land Information New Zealand in respect of Icecap NZ dated 5 August 2026 (NZT);

(e)	A certificate dated 6 August 2026 from a director or directors of Icecap NZ (“Icecap NZ Director’s Certificate”);

(f)	The resolutions in writing by the Directors of Icecap NZ dated 6 August 2026;

(g)	The resolutions in writing signed by the sole Shareholder and Entitled Person of Icecap NZ (namely, Icecap Properties NZ Holdings LLC) dated 6 August 2026;

(h)

The form of Indenture, to be entered into, by and among, AROPLP, ART, certain subsidiaries of ART, including Icecap NZ, and U.S. Bank Trust Company, National Association (the “Trustee”) (the “Indenture”); and

(i)	The Registration Statement;

(documents in paragraphs (h) and (i) are referred to as the “Documents”).

3	ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have assumed the following:

(a)	All copies of documents examined by us conform to the originals and all documents examined by us are authentic and complete;

(b)	All signatures, seals and markings on the documents submitted to us are genuine;

(c)	The records at the Companies Register, Personal Property Securities Register, Land Information New Zealand and the High Court of Auckland are up to date, accurate and complete;

(d)	Icecap NZ has not commenced and is not the subject of proceedings outside of the province or city where its registered office is located; and

(e)	The person or persons signing the shareholder resolution on behalf of Icecap Properties NZ Holdings LLC was or were properly authorised to do so.

We have not taken steps to verify these assumptions apart from our review of the searches and documents set out in paragraph 2.1. We have no reason to believe any of these assumptions are incorrect.

4	OPINION

4.1	Based on the assumptions, and subject to the qualifications set out below and to any matters not disclosed to us, we are of the following opinion:

(a)	Icecap NZ is validly incorporated under the laws of New Zealand, duly registered under the Companies Act 1993 (NZ) and is capable of suing and being sued in its own name; and

(b)	Icecap NZ has:

(i)	the corporate power for the execution and delivery of the Documents;

(ii)	the corporate power for the execution, delivery and issuance of the Guarantee and to execute and perform its obligations under the Documents to which it is a party;

(iii)

taken all necessary corporate action to authorise the execution and delivery of the Documents to which it is a party and performance of its obligations under the Documents (to which it is a party); and

(iv)	taken all necessary corporate action to authorise the issuance of the Guarantee.

(c)	Icecap NZ has duly executed and delivered the Documents (other than the Indenture document in clause 2.1(h) where the form has been agreed but yet to be executed).

5	QUALIFICATIONS

5.1	Our opinion is given subject to the following qualifications:

(a)

We neither express nor imply any opinion as to laws of any jurisdiction other than the laws of New Zealand as in force on the date of this opinion. In particular, we express no opinion whatsoever as to the laws of the United States of America;

(b)	We are not qualified and we express no opinion or provide any advice on non-legal matters such as accounting, financial, taxation or valuation matters;

(c)	We are not qualified and we express no opinion on any of the Documents (or its contents) where they are governed by a law that is not New Zealand law;

(d)

The enforceability of each Document means that the obligations assumed by Icecap NZ is of a type which a New Zealand court enforces or recognises. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms or that a particular remedy will be available;

(e)	Enforcement of the Documents may be limited by general principles of equity;

(f)

The obligations of Icecap NZ are subject to all laws and defences generally affecting creditors’ rights (including, for example, laws relating to insolvency, bankruptcy, administration and liquidation, together with laws relating to moratorium, receivership, reorganisation and reconstruction);

(g)

We have relied on searches of the Companies Register, Personal Property Securities Register, Land Information New Zealand and the High Court Register described in paragraph 2.1(a) through (d). We note that such records may not be complete or up to date and that an application to liquidate a company or notice of liquidation or resolution for liquidation or appointment of an administrator or a receiver may not be filed with the Registrar of Companies immediately or, even if filed, may not be available for public inspection. It is possible that a statement of claim for the liquidation of Icecap NZ would be accepted by a High Court Registrar other than at Auckland. In addition, security interests may be given by Icecap NZ which have yet to be registered on the Personal Property Security Register or any other register. We have therefore assumed the records of the Registrar of Companies, Personal Property Securities Register, Land Information New Zealand and the High Court Registrar at Auckland are accurate, complete and up to date.

6	ADDRESSEE

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as of the date hereof and the incorporation thereof into the Registration Statement.

6.2

This opinion is strictly limited to the laws applying as at the date of this opinion and to the matters stated in it. It does not apply by implication to other matter and we assume no obligation to review or update this opinion.

Yours faithfully

ELLIS GOULD

/s/ Ewe Leong Lim
Ewe Leong LIM
Partner
Phone: +64 9 306 0744
Email: ellim@ellisgould.co.nz